Exhibit 99.(a)(1)(E)

VERISIGN, INC.

ELECTION FORM

RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO AMEND

DATED JULY 27, 2007

THE OFFER EXPIRES AT 11:59 P.M., PACIFIC TIME, ON AUGUST 23, 2007,

UNLESS THE OFFER IS EXTENDED.

Name: NON-ADMIN USER Employee ID: 456

Address: ADDRESS1 ADDRESS2 ADDRESS3 CITY CA 45645 USA

Important: Read the instructions to this Election Form before completing and signing this page.

Indicate your decision to tender your Eligible Options identified below for amendment or replacement by checking the “Yes” box under the “Amend Entire Eligible Portion” column. If you do not want to tender one or more of your Eligible Options for amendment or replacement, check the “No” box under the “Amend Entire Eligible Portion” column for those particular options. If you do not clearly check the “Yes” box with respect to an Eligible Option, your election with respect to that option will default to “Amend None.” In that event, such Eligible Option will not be amended or replaced, and you will not become entitled to the special cash bonus payable with respect to that Eligible Option. You may not tender only a portion of an Eligible Option Grant.

Exercise

Price

Total Number of

Number of Option Shares

Eligible for

Fair Market Value of

VeriSign Class A Common Stock on

Ammend Entire

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Important: Read the instructions to this Election Form **before** completing and signing this page.

Indicate your decision to tender your Eligible Options identified below for amendment or replacement by checking the "Yes" box under the "Amend Entire Eligible Portion" column. If you do not want to tender one or more of your Eligible Options for amendment or replacement, check the "No" box under the "Amend Entire Eligible Portion" column for those particular options. If you do not clearly check the "Yes" box with respect to an Eligible Option, your election with respect to that option will default to "Amend None." In that event, such Eligible Option will not be amended or replaced, and you will not become entitled to the special cash bonus payable with respect to that Eligible Option. You may not tender only a portion of an Eligible Option Grant.

Grant Date	Option Number	Exercise Price Per Share	Total Number of Exercisable Shares	Number of Option Shares Eligible for Tender Offer Amendment	Measurement Date	Fair Market Value of VeriSign Class A Common Stock on Measurement Date	Amend Entire Eligible Portion?
Dec 10, 2003	4	$3.45	750	600	Dec 12, 2003	$4.15	○ Yes ◉ No
Dec 10, 2004	5	$3.45	750	550	Dec 12, 2004	$4.15	◉ Yes ○ No
Dec 10, 2005	6	$3.45	750	50	Dec 12, 2005	$4.15	○ Yes ◉ No

Please note that if an Eligible Option you tender for amendment has an exercise price per share at or above the closing price per share of VeriSign common stock on the amendment date, that option will be canceled on the amendment date and immediately replaced with a new option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date, but with a new grant date and option number. Such cancellation and re-grant is necessary in order to avoid adverse taxation of that option under IRC Section 409A.

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